Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

MIAMI, February 27, 2013 (BUSINESS WIRE) — Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months and full year ended December 31, 2012.

FOURTH QUARTER AND FULL YEAR 2012 HIGHLIGHTS

•                  ILG consolidated fourth quarter revenue increased by 11.2% from the same period last year, while full year revenue increased by 10.4%.

•                  The Company generated fourth quarter diluted earnings per share of $0.27, up 68.8% from the prior year period. Full year adjusted diluted earnings per share were $0.91, an increase of 28.2% year-over-year.

•                  Interval Network member count increased 2.4% over last year. Full year total transaction revenue was higher by 3.2% year-over-year.

•                  Fourth quarter Management and Rental segment revenue increased by 47.8%. Full year Management and Rental revenue increased by 45.7%. Segment adjusted EBITDA rose by 87.6% year-over-year.

•                  ILG declared its first regular quarterly dividend in March 2012. During 2012, ILG paid $28.4 million, or fifty cents per share in dividends, including the acceleration of first quarter 2013.

•                  Free cash flow was $65.4 million for 2012.

“Interval Leisure Group has made significant progress in expanding its role in the shared ownership market.  We are pleased with the more than 10% growth in consolidated revenue, as this is more than twice the top line growth we saw in 2011.  Additionally, adjusted EBITDA increased by 4.1% for the full year,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “We remain focused on deploying capital through strategic transactions as we continue to execute on our long-term strategy.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

			Quarter
	Three Months Ended		Over	Year Ended		Year
	December 31,		Quarter	December 31,		Over Year
Metrics	2012	2011	Change	2012	2011	Change
Revenue	110.7	99.5	11.2%	473.3	428.8	10.4%
Membership and Exchange revenue	81.0	79.4	2.0%	357.7	349.4	2.4%
Management and Rental revenue	29.7	20.1	47.8%	115.6	79.4	45.7%
Gross profit	70.3	65.7	7.0%	305.1	287.4	6.2%
Net income attributable to common stockholders	15.3	9.0	69.8%	40.7	41.1	(1.0)%
Adjusted net income*	15.3	9.0	69.8%	52.0	41.1	26.3%
Diluted EPS	$0.27	$0.16	68.8%	$0.71	$0.71	0.0%
Adjusted diluted EPS*	$0.27	$0.16	68.8%	$0.91	$0.71	28.2%
Adjusted EBITDA*	34.0	33.4	1.7%	157.2	151.0	4.1%

Balance sheet data	December 31, 2012	December 31, 2011
Cash and cash equivalents	101.2	195.5
Debt	260.0	340.1

	Year Ended		Year Over
	December 31,		Year
Cash flow data	2012	2011	Change
Net cash provided by operating activities	80.4	95.9	(16.1)%
Free cash flow*	65.4	82.9	(21.1)%

* “Adjusted net income”, “Adjusted diluted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Fourth Quarter 2012 Consolidated Operating Results

Consolidated revenue for the quarter ended December 31, 2012 was $110.7 million, an increase of 11.2% compared to the fourth quarter of 2011.

Net income attributable to common stockholders for the three months ended December 31, 2012 was $15.3 million, an increase of $6.3 million from $9.0 million for the same period of 2011. Net income growth for the 2012 period reflects higher pre-tax income of $11.6 million primarily resulting from an improvement in gross profit of $4.6 million and lower interest expense of $7.0 million due to the early extinguishment and refinancing of our indebtedness in September 2012. Diluted earnings per share (EPS) were $0.27 compared to diluted EPS of $0.16 for the same period of 2011.

Adjusted EBITDA for the quarter ended December 31, 2012 of $34.0 million includes the results of Vacation Resorts International (VRI) acquired in February 2012 and compares to $33.4 million for the same period of 2011.

Full Year 2012 Consolidated Operating Results

Consolidated revenue for the year ended December 31, 2012 was $473.3 million, an increase of 10.4% from $428.8 million for 2011. The increase was largely driven by incremental revenue contribution from our Management and Rental segment, primarily resulting from the inclusion of VRI.

Net income attributable to common stockholders for the year ended December 31, 2012 was $40.7 million or $0.71 of diluted EPS, compared to $41.1 million or $0.71 for the same period of 2011. Net income for full year 2012 reflects an $18.5 million non-cash, pre-tax loss associated with the early extinguishment of our indebtedness. Excluding the impact of this non-cash loss, adjusted net income for 2012 was $52.0 million, an increase of 26.3% year-over-year, and adjusted diluted EPS were $0.91 for full year 2012 compared to diluted EPS of $0.71 in 2011.

The year-over-year increase in adjusted net income was driven by higher pre-tax income of $17.4 million, which excludes the $18.5 million non-cash loss on extinguishment of debt, primarily resulting from a rise in gross profit of $17.7 million, or 6.2%, and lower amortization of intangibles and interest expense, partly offset by unfavorable non-operating foreign currency fluctuations of $4.0 million primarily as a result of our foreign subsidiaries holding U.S dollar denominated cash balances.

Adjusted EBITDA was $157.2 million for the year ended December 31, 2012, compared to $151.0 million in 2011.

Business Segment Results

Membership and Exchange

Membership and Exchange segment revenue for the three months and year ended December 31, 2012, was $81.0 million and $357.7 million, respectively. For the full year 2012, Interval Network membership fee and transaction revenue were $130.8 million and $198.4 million, respectively, representing increases of 1.0% and 3.2%, respectively, over the prior year.  Year-over-year, average revenue per member decreased to $41.30, or 1.8%, in the fourth quarter and was flat for the full year, primarily reflecting a shift in membership mix to include a greater percentage of corporate members.

At December 31, 2012, the Membership and Exchange segment had approximately two million members enrolled in its various membership programs. The Interval Network had approximately 1.82 million active members, an increase of 2.4% from December 31, 2011.

Membership and Exchange adjusted EBITDA was $30.7 million and $142.6 million in the fourth quarter and full year 2012, respectively, representing decreases of 1.8% and 0.4% from the segment’s adjusted EBITDA of $31.3 million and $143.2 million in the fourth quarter and full year 2011, respectively.

Throughout 2012, Interval renewed strategic agreements with key clients and affiliated 81 vacation ownership resorts in domestic and international markets. In 2012, over 73% of all new affiliations were located in non-US locations.  Membership mix as of December 31, 2012 included 62% traditional and 38% corporate members, compared to 68% and 32%, respectively, as of December 31, 2011.

Management and Rental

Management and Rental segment revenue for the three months and year ended December 31, 2012, was $29.7 million and $115.6 million, respectively, including $13.8 million and $54.9 million of management fee and rental revenue (defined below).

Year-over-year, management fee and rental revenue grew by 67.8% for the fourth quarter and 69.4% for the year ended December 31, 2012. The improvement was primarily driven by the incremental revenue contribution from VRI for the ten months of 2012 subsequent to our acquisition and higher revenue per available room (“RevPAR”) at Aston.  Aston RevPAR for the quarter ended December 31, 2012 was $125.58 compared to $111.82 for the same period in 2011, and for the year ended December 31, 2012 was $130.28 compared to $111.43 in 2011, resulting from both a higher average daily rate and improved occupancy rates.

Management and Rental segment adjusted EBITDA was $3.3 million in the fourth quarter of 2012, an increase of 53.3% from the prior year period. Management and Rental segment adjusted EBITDA for the full year 2012 was $14.6 million, an increase of 87.6% from adjusted EBITDA of $7.8 million for the same period in 2011.

CAPITAL RESOURCES AND LIQUIDITY

As of December 31, 2012, ILG’s cash and cash equivalents totaled $101.2 million, compared to $195.5 million as of December 31, 2011. As of December 31, 2012, the Company’s total debt outstanding was $260 million, compared to $340.1 million as of December 31, 2011.

For the year ended December 31, 2012, ILG’s net cash provided by operating activities was $80.4 million and free cash flow was $65.4 million, a decrease from the prior year period largely resulting from the timing of income tax payments and certain other payments made in connection with commercial agreements.

Net cash used in investing activities was $47.3 million, primarily related to our acquisition of VRI, additional investments in loans receivable and capital expenditures totaling $15.0 million, or 3.2% of revenue, primarily related to IT initiatives. These cash outflows were partly offset by the repayments of certain existing loans receivable.

Net cash used in financing activities was $131.8 million for the year ended December 31, 2012 and mainly related to the extinguishment and refinancing of our indebtedness and our quarterly dividend payments.

Dividend

ILG declared its first regular quarterly dividend in March 2012. For the full year 2012, ILG paid $28.4 million, or fifty cents per share in dividends, including an accelerated dividend payment of $0.10 per share that otherwise would have been paid in the first quarter of 2013.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the fourth quarter and full year 2012, with access via the Internet and telephone.  Investors and analysts may participate in the live conference call by dialing (888) 396-2298 (toll-free domestic) or (617) 847-8708 (international); participant pass code: 64691967.  Please register at least 10 minutes before the conference call begins. A replay of the call will be available for fourteen days via telephone starting approximately two hours after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); pass code: 10687913. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has approximately 3,800 employees worldwide.

The company’s primary operating segment is Membership and Exchange, which offers travel and leisure related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval Network of nearly 2,800 resorts in more than 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks.

ILG also has a Management and Rental operating segment that includes Aston Hotels & Resorts, Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 200 vacation properties, resorts and club locations throughout North America. More information about the Company is available at www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; impairment of assets; the restrictive covenants in our revolving credit facility; adverse events or trends in key vacation destinations; business interruptions in connection with the rearchitecture of our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit;  and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$110,737	$99,544	$473,339	$428,794
Cost of sales	40,466	33,856	168,259	141,420
Gross profit	70,271	65,688	305,080	287,374
Selling and marketing expense	12,236	12,289	53,559	53,504
General and administrative expense	26,238	22,777	105,270	94,508
Amortization expense of intangibles	2,040	6,853	23,041	27,301
Depreciation expense	3,590	3,271	13,429	13,277
Operating income	26,167	20,498	109,781	98,784
Other income (expense):
Interest income	254	443	1,792	1,263
Interest expense	(1,755)	(8,707)	(25,629)	(35,575)
Other income (expense), net	(48)	822	(2,456)	1,580
Loss on extinguishment of debt	—	—	(18,527)	—
Total other expense, net	(1,549)	(7,442)	(44,820)	(32,732)
Earnings before income taxes and noncontrolling interest	24,618	13,056	64,961	66,052
Income tax provision	(9,341)	(4,062)	(24,252)	(24,926)
Net income	15,277	8,994	40,709	41,126
Net loss (income) attributable to noncontrolling interest	(1)	1	(7)	—
Net income attributable to common stockholders	$15,276	$8,995	$40,702	$41,126

Earnings per share attributable to common stockholders:
Basic	$0.27	$0.16	$0.72	$0.72
Diluted	$0.27	$0.16	$0.71	$0.71
Weighted average number of common stock outstanding:
Basic	56,854	56,019	56,549	56,981
Diluted	57,632	56,844	57,248	57,775
Dividends declared per share of common stock	$0.20	$—	$0.50	$—

Adjusted net income(1)	$15,276	$8,995	$51,959	$41,126
Adjusted earnings per share(1):
Basic	$0.27	$0.16	$0.92	$0.72
Diluted	$0.27	$0.16	$0.91	$0.71

(1) “Adjusted net income” and “adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$101,162	$195,517
Deferred membership costs	12,349	12,461
Prepaid income taxes	12,973	2,245
Other current assets	83,011	75,416
Total current assets	209,495	285,639
Goodwill and intangible assets, net	604,452	586,796
Deferred membership costs	11,058	13,331
Other non-current assets	81,915	90,556
TOTAL ASSETS	$906,920	$976,322

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$11,086	$11,905
Deferred revenue	93,367	91,214
Other current liabilities	70,950	74,891
Total current liabilities	175,403	178,010
Long-term debt	260,000	340,113
Deferred revenue	111,273	119,772
Other long-term liabilities	87,752	89,323
Redeemable noncontrolling interest	426	419
TOTAL STOCKHOLDERS’ EQUITY	272,066	248,685
TOTAL LIABILITIES AND EQUITY	$906,920	$976,322

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011

Cash flows from operating activities:
Net income	$40,709	$41,126
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	23,041	27,301
Amortization of debt issuance costs	1,376	1,806
Depreciation expense	13,429	13,277
Accretion of original issue discount	1,840	2,538
Non-cash compensation expense	10,931	11,636
Non-cash interest expense	433	464
Non-cash interest income	(850)	—
Deferred income taxes	6,507	1,015
Excess tax benefits from stock-based awards	(3,017)	(1,271)
Gain on disposal of property and equipment	(256)	—
Loss on extinguishment of debt	18,527	—
Change in fair value of contingent consideration	(544)	1,159
Changes in assets and liabilities	(31,688)	(3,144)
Net cash provided by operating activities	80,438	95,907
Cash flows from investing activities:
Acquisition, net of cash acquired	(39,963)	—
Capital expenditures	(15,040)	(13,038)
Investment in financing receivables	(9,480)	(16,536)
Payments received on financing receivables	16,989	—
Proceeds from disposal of property and equipment	230	—
Acquisition of assets	—	(5,600)
Net cash used in investing activities	(47,264)	(35,174)
Cash flows from financing activities:
Principal payments on term loan	(56,000)	(20,000)
Redemption of senior notes	(300,000)	—
Borrowings on revolving credit facility	290,000	—
Payments on revolving credit facility	(30,000)	—
Payments of debt issuance costs	(3,912)	—
Treasury stock purchases	—	(20,913)
Dividend payments	(28,366)	—
Other, net	(3,563)	(2,642)
Net cash used in financing activities	(131,841)	(43,555)
Effect of exchange rate changes on cash and cash equivalents	4,312	(2,163)
Net increase (decrease) in cash and cash equivalents	(94,355)	15,015
Cash and cash equivalents at beginning of period	195,517	180,502
Cash and cash equivalents at end of period	$101,162	$195,517

Supplemental disclosures of cash flow information:
Interest, net of amounts capitalized	$31,363	$30,603
Income taxes, net of refunds	$25,693	$17,068

OPERATING STATISTICS

	Three Months Ended December 31,			Year Ended December 31,
	2012	% Change	2011	2012	% Change	2011

Membership and Exchange
Total active members at end of period (000’s)	1,824	2.4%	1,780	1,824	2.4%	1,780
Average revenue per member	$41.30	(1.8)%	$42.05	$182.39	(0.2)%	$182.71

Management and Rental
Available room nights (000’s)	371	(2.3)%	380	1,497	(2.6)%	1,537
RevPAR	$125.58	12.3%	$111.82	$130.28	16.9%	$111.43

ADDITIONAL DATA

	Three Months Ended December 31,			Year Ended December 31,
	2012	% Change	2011	2012	% Change	2011
	(Dollars in thousands)			(Dollars in thousands)

Membership and Exchange
Transaction revenue	$41,612	0.4%	$41,432	$198,434	3.2%	$192,297
Membership fee revenue	33,133	3.0%	32,169	130,784	1.0%	129,477
Ancillary member revenue	1,434	(2.6)%	1,472	6,976	(5.4)%	7,371
Total member revenue	76,179	1.5%	75,073	336,194	2.1%	329,145
Other revenue	4,828	10.9%	4,353	21,538	6.2%	20,282
Total revenue	$81,007	2.0%	$79,426	$357,732	2.4%	$349,427

Management and Rental
Management fee and rental revenue	$13,781	67.8%	$8,211	$54,946	69.4%	$32,441
Pass-through revenue	15,949	33.9%	11,907	60,661	29.3%	46,926
Total revenue	$29,730	47.8%	$20,118	$115,607	45.7%	$79,367
Management and Rental gross margin	29.4%	17.3%	25.1%	30.5%	22.4%	24.9%
Management and Rental gross margin without Pass-through Revenue	63.5%	3.3%	61.5%	64.1%	5.2%	60.9%

RECONCILIATIONS OF NON-GAAP MEASURES

	Year Ended December 31,
	2012	% Change	2011
	(Dollars in thousands)

Net cash provided by operating activities	$80,438	(16.1)%	$95,907
Less: Capital expenditures	(15,040)	15.4%	(13,038)
Free cash flow	$65,398	(21.1)%	$82,869

	Year Ended December 31,
	2012	2011
	(Dollars in thousands)

Net income attributable to common stockholders	$40,702	$41,126
Loss on extinguishment of debt	18,527	—
Income tax benefit of adjusting item(1)	(7,270)	—
Adjusted net income	$51,959	$41,126

	Year Ended December 31,
	2012		2011
	Basic	Diluted	Basic	Diluted

Earnings per share	$0.72	$0.71	$0.72	$0.71
Loss on extinguishment of debt	0.33	0.33	—	—
Income tax benefit of adjusting item(1)	(0.13)	(0.13)	—	—
Adjusted earnings per share	$0.92	$0.91	$0.72	$0.71

(1) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended December 31,
	2012			2011
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$30,726	$3,269	$33,995	$31,285	$2,133	33,418
Non-cash compensation expense	(1,949)	(249)	(2,198)	(2,562)	(234)	(2,796)
Other non-operating income (expense), net	(44)	(4)	(48)	823	(1)	822
EBITDA	28,733	3,016	31,749	29,546	1,898	31,444
Amortization expense of intangibles	(339)	(1,701)	(2,040)	(5,420)	(1,433)	(6,853)
Depreciation expense	(3,269)	(321)	(3,590)	(3,045)	(226)	(3,271)
Less: Other non-operating income (expense), net	44	4	48	(823)	1	(822)
Operating income	$25,169	$998	26,167	$20,258	$240	20,498
Interest income			254			443
Interest expense			(1,755)			(8,707)
Other non-operating income (expense), net			(48)			822
Income tax provision			(9,341)			(4,062)
Net income			15,277			8,994
Net loss (income) attributable to noncontrolling interest			(1)			1
Net income attributable to common stockholders			$15,276			$8,995

	Year Ended December 31,
	2012			2011
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$142,590	$14,592	$157,182	$143,220	$7,778	$150,998
Non-cash compensation expense	(9,904)	(1,027)	(10,931)	(10,638)	(998)	(11,636)
Other non-operating income (expense), net	(2,303)	(153)	(2,456)	1,705	(125)	1,580
Loss on extinguishment of debt	(18,527)	—	(18,527)	—	—	—
EBITDA	111,856	13,412	125,268	134,287	6,655	140,942
Amortization expense of intangibles	(16,147)	(6,894)	(23,041)	(21,689)	(5,612)	(27,301)
Depreciation expense	(12,294)	(1,135)	(13,429)	(12,331)	(946)	(13,277)
Less: Other non-operating income (expense), net	2,303	153	2,456	(1,705)	125	(1,580)
Less: Loss on extinguishment of debt	18,527	—	18,527	—	—	—
Operating income	$104,245	$5,536	109,781	$98,562	$222	98,784
Interest income			1,792			1,263
Interest expense			(25,629)			(35,575)
Other non-operating income (expense), net			(2,456)			1,580
Loss on extinguishment of debt			(18,527)			—
Income tax provision			(24,252)			(24,926)
Net income			40,709			41,126
Net income attributable to noncontrolling interest			(7)			—
Net income attributable to common stockholders			$40,702			$41,126

GLOSSARY OF TERMS

Adjusted Diluted EPS - Adjusted Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments and (3) other non-operating income and expense (including loss on extinguishment of debt). The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Net Income - Net income attributable to common stockholders excluding the non-cash loss on extinguishment of our indebtedness, net of tax.

Ancillary Member Revenue - Other Interval Network member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available for rental by Aston at managed vacation properties during the period, which excludes all rooms under renovation.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period.

EBITDA - Net income excluding, if applicable: (1) interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston-managed occupied rooms during the period.

Management Fee and Rental Revenue — Represents revenue earned by our Management and Rental segment exclusive of pass-through revenue.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with  management of the properties and homeowner associations that are included in both revenue and cost of sales and that are passed on to the property owners and homeowner associations without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period for Aston.

Total Active Members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue — Interval Network transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

SOURCE: Interval Leisure Group

Interval Leisure Group

Investor Contact:

Jennifer Klein, Investor Relations,

305-925-7302

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, Corporate Communications,

305-925-7267

Chris.Boesch@intervalintl.com